Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Sanjay Arora
Investor Relations
Intersil Corporation
(408) 546-3454
investor@intersil.com

Intersil Corporation Reports Fourth Quarter and Fiscal 2006 Financial Results

•	Achieves record net revenues of $740.6 million in 2006; 23% increase from 2005

•	Achieves record net income of $151.9 million in 2006; 77% increase from 2005

•	Generates over $200 million in free cash flow in 2006; 50% increase from 2005

Milpitas, CA, January 24, 2007 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the quarter ended December 29, 2006. Net revenues for the fourth quarter were $181.1 million, a 3% increase from $175.6 million in the fourth quarter of 2005 and a 6% decrease from $192.9 million in the third quarter of 2006.

Generally Accepted Accounting Principles (GAAP) Results

For the fourth quarter of 2006, gross margins were 57.8%. This compares to gross margins of 56.5% in the same quarter last year, and 57.5% in the third quarter of 2006. Operating margins were 20.4%, as compared to operating margins of 22.8% in the same quarter last year, and 22.2% in the third quarter of 2006. Net income was $38.8 million, or $0.28 earnings per diluted share, as compared to net income of $28.7 million, or $0.20 earnings per diluted share in the same quarter last year. For the third quarter of 2006, the Company reported net income of $37.7 million, or $0.27 earnings per diluted share.

For the year ended December 29, 2006, net revenue was $740.6 million, a 23.4% increase from $600.3 million for 2005. Gross margins were 57.4% as compared to 55.8% for the previous year. Operating margins were 20.5% as compared to 16.7% for the previous year. Net income was $151.9 million or $1.07 earnings per diluted share as compared to $85.9 million or $0.59 earnings per diluted share for the previous year.

Non-GAAP Results

For the fourth quarter of 2006, non-GAAP gross margins were 58.2%. This compares to gross margins of 56.6% for the same quarter last year, and 58.0% for the third quarter of 2006. Operating margins were 28.0%, as compared to operating margins of 26.1% for the same quarter last year, and 29.9% for the third quarter of 2006. Net income was $48.2 million, or $0.34 earnings per diluted share. This compares to net income of $39.3 million, or $0.27 earnings per diluted share for the same quarter last year, and $46.9 million, or $0.33 earnings per diluted share for the third quarter of 2006.

For the year ended December 29, 2006, gross margins were 57.8% as compared to 55.9% for the previous year. Net income was $179.9 million or $1.25 earnings per diluted share. This compares to net income of $108.9 million or $0.75 earnings per diluted share for 2005.

“There is no question 2006 was a really fine year for Intersil,” stated Rich Beyer, Intersil’s Chief Executive Officer. “We achieved record net revenues of $740.6 million for the year. Revenues grew 23% and non-GAAP net income grew 65% over 2005. In addition, we achieved record gross margins of 58.2% for the fourth quarter. This marks the ninth consecutive quarter that we grew gross margins on a non-GAAP basis.”

By end market, Intersil’s fourth quarter revenues were as follows: high-end consumer (29% of revenues), computing (22% of revenues), industrial (25% of revenues), and communication (24% of revenues). “Revenues in the high-end consumer market experienced strong sequential growth this quarter due to increased market acceptance for our products and seasonality normally experienced in the fourth quarter. We saw a sequential decline in the computing market, primarily due to excessive inventory at the contract manufacturers in Asia. The industrial and communications end markets were also down sequentially due to normal seasonality, excessive inventory in the channel and some weakness in certain communication related product families. Despite the softness experienced in the fourth quarter, this was an excellent year for Intersil. We achieved double digit sequential growth in all four end markets for fiscal year 2006” said Rich Beyer. “Communications grew the fastest, 27%, followed by computing, 26%, high-end consumer, 22% and industrial, 19%.”

During the quarter the Company repurchased approximately $100 million or 4.1 million shares of its stock, under a previously announced stock repurchase program. In 2006, Intersil generated more than $200 million in free cash flow and returned approximately $324 million to its investors in the form of stock repurchases and cash dividends.

Business Outlook

“For the first quarter we expect a continuation of the inventory issues currently affecting our industry,” said Rich Beyer. “We expect the industrial and communications markets to be sequentially down again due to these issues. As is traditionally anticipated, high-end consumer and computing revenues are expected to be sequentially down due mainly to seasonality. As a result, we currently anticipate Intersil revenues for the first quarter to be between $162M and $168M. We expect GAAP earnings per diluted share of approximately $0.21 to $0.23 and non-GAAP earnings per diluted share of approximately $0.27 to $0.29.”

Investors and interested parties within the United States may listen to Intersil’s conference call on January 24th at 1:45 p.m. Pacific/4:45 p.m. Eastern by dialing (800) 901-5259 using the password “Intersil.” International callers may connect to the call by dialing (617) 786-4514. A replay of Intersil’s conference call will be available for two weeks by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally using the access code “93779938”. A webcast replay of the conference call will be available for two weeks on the Company’s web site at http://www.intersil.com/investor. A copy of this press release may be found on the Company’s web site at http://www.intersil.com/investor.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

NON-GAAP REPORTING

In addition to GAAP reporting, Intersil reports net income or loss, as well as earnings per share, gross margin and operating margin on a non-GAAP basis. This non-GAAP earnings information excludes stock-based compensation expense, amortization of intangibles and unusual items and their related tax effects. Intersil believes this non-GAAP earnings information provides meaningful insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the Company’s operations and to determine incentive compensation. A reconciliation between GAAP and non-GAAP net income is included in the tables below.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at http://www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

— FINANCIAL TABLES TO FOLLOW —

Intersil Corporation

Consolidated Statements of Operations

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarters Ended			Years Ended
	Dec 29, 2006	Dec 30, 2005	Sep 29, 2006	Dec 29, 2006	Dec 30, 2005
	(Q4 2006)	(Q4 2005)	(Q3 2006)
Net revenues	$181.1	$175.6	$192.9	$740.6	$600.3

Cost of revenues	76.5	76.4	81.9	315.7	265.6

Gross profit	104.6	99.2	111.0	424.9	334.7

Expenses and other income
Research and development	31.2	29.6	33.5	126.5	118.3
Selling, general and administrative	34.0	27.1	32.3	137.1	106.5
Amortization of purchased intangibles	2.4	2.4	2.4	9.5	9.6
Other expenses, net	—	—	—	—	0.2

Operating income	37.0	40.1	42.8	151.8	100.1
Gain (loss) on certain investments, net	0.5	—	—	(1.4)	—
Interest income, net	8.2	5.8	7.6	29.8	19.0

Income from continuing operations before income taxes	45.7	45.9	50.4	180.2	119.1
Income tax expense from continuing operations	7.4	16.5	12.7	28.8	32.3

Income from continuing operations	38.3	29.4	37.7	151.4	86.8
Discontinued operations
Income (loss) from discontinued operations, before taxes	0.8	(0.8)	—	0.8	(1.0)
Income tax expense (benefit) from discontinued operations	0.3	(0.1)	—	0.3	(0.1)

Income (loss) from discontinued operations	0.5	(0.7)	—	0.5	(0.9)

Net income	$38.8	$28.7	$37.7	$151.9	$85.9

Earnings per share
Basic
Continuing operations	$0.28	$0.21	$0.27	$1.08	$0.61
Discontinued operations	—	(0.01)	—	0.01	(0.01)

Net income per share	$0.28	$0.20	$0.27	$1.09	$0.60

Diluted
Continuing operations	$0.28	$0.20	$0.27	$1.06	$0.60
Discontinued operations	—	—	—	0.01	(0.01)

Net income per share	$0.28	$0.20	$0.27	$1.07	$0.59

Weighted average shares
Basic	137.7	141.3	139.1	139.9	142.2

Diluted	139.5	145.1	141.0	142.4	145.2

Note: FAS123R was adopted at the beginning of fiscal 2006. Stock compensation recorded in each expense classification above is as follows:

	Quarters Ended			Years Ended
	Dec 29, 2006	Dec 30, 2005	Sep 29, 2006	Dec 29, 2006	Dec 30, 2005
Cost of sales	$0.8	$0.2	$0.9	$3.2	$1.1
Research and development	3.7	1.7	4.3	16.4	7.4
Selling, general and administrative	6.9	1.5	7.3	28.3	6.7

Intersil Corporation

Financial Summary (Non-GAAP)

Unaudited

(In US$ millions, except shares, per share amounts and percentages)

	Quarters Ended			Years Ended
	Dec 29, 2006	Dec 30, 2005	Sep 29, 2006	Dec 29, 2006	Dec 30, 2005
	(Q4 2006)	(Q4 2005)	(Q3 2006)
Net revenues	$181.1	$175.6	$192.9	$740.6	$600.3

Gross profit	105.4	99.4	111.9	428.1	335.8
% of Sales	58.2%	56.6%	58.0%	57.8%	55.9%
Research and development	27.5	27.9	29.2	110.1	110.9
Selling, general and administrative	27.1	25.6	25.0	108.8	99.8

Operating income	$50.8	$45.9	$57.7	$209.2	$125.1
% of Sales	28.0%	26.1%	29.9%	28.3%	20.8%

Interest and other non-operating income	8.8	5.8	7.6	30.3	19.0

Pretax income	59.6	51.7	65.3	239.5	144.1

Net income	$48.2	$39.3	$46.9	$179.9	$108.9
% of Sales	26.6%	22.4%	24.3%	24.3%	18.1%

Earnings Per Share
Basic	$0.35	$0.28	$0.34	$1.29	$0.77
Diluted	$0.34	$0.27	$0.33	$1.25	$0.75

Weighted Average Shares
Basic	137.7	141.3	139.1	139.9	142.2
Diluted	140.7	145.1	142.4	143.9	145.2

NOTE: This financial summary excludes amortization of intangibles, stock based compensation, including the adoption of FAS123R at the beginning of fiscal 2006 and unusual items. These adjustments are included in the Financial Bridge table.

Intersil Corporation

Financial Bridge: GAAP to Non-GAAP

Unaudited

(In US$ millions, except shares and per share amounts)

	Quarters Ended			Years Ended
	Dec 29, 2006	Dec 30, 2005	Sep 29, 2006	Dec 29, 2006	Dec 30, 2005
	(Q4 2006)	(Q4 2005)	(Q3 2006)
Net income on GAAP basis:	$38.8	$28.7	$37.7	$151.9	$85.9

Acquisition related expenses - intangibles amortization	2.4	2.4	2.4	9.5	9.6
Loss on certain investments, net	—	—	—	1.9	—
Other expenses, net	—	—	—	—	0.2
(Gain) loss from discontinued operations	(0.8)	0.8	—	(0.8)	1.0
Stock compensation expense*	11.4	3.4	12.5	48.0	15.2
Associated tax effects	(3.6)	(2.6)	(4.7)	(17.2)	(9.6)
Marginal tax provision from 2005 cash repatriation	—	6.6	—	—	6.6
Benefits from discrete tax events	—	—	(1.0)	(13.4)	—

Net income on Non-GAAP basis:	$48.2	$39.3	$46.9	$179.9	$108.9

Diluted Non-GAAP earnings per share	$0.34	$0.27	$0.33	$1.25	$0.75

Diluted weighted average common shares outstanding	139.5	145.1	141.0	142.4	145.2
Diluted weighted average shares difference attributable to FAS 123R	1.2	—	1.4	1.5	—

Diluted Non-GAAP weighted average common shares outstanding	140.7	145.1	142.4	143.9	145.2

*	includes additional costs recorded in the 2006 periods from adoption of FAS123R

To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP (pro forma) presentation of the Company’s earnings per share, which is adjusted to reflect the GAAP results excluding stock based compensation expense, amortization of intangibles, discontinued operations and unusual items. This non-GAAP presentation of earnings per share is provided to enhance the reader’s overall understanding of the comparability of the Company’s financial performance between periods.

Intersil Corporation

Consolidated Balance Sheets

(In US$ millions)

(unaudited)

	Dec 29, 2006	Sep 29, 2006	Dec 30, 2005
Assets
Current Assets
Cash, cash equivalents and short-term investments	$624.0	$689.0	$555.2
Trade receivables, net	98.1	116.2	99.8
Inventories, net	92.4	90.6	86.6
Prepaid expenses and other current assets	16.6	12.9	11.9
Deferred income taxes	18.5	24.9	32.8

Total Current Assets	849.6	933.6	786.3
Other Assets
Property, plant and equipment, net	101.1	102.9	96.6
Purchased intangibles, net	29.9	32.2	39.3
Goodwill	1,419.8	1,421.7	1,423.7
Deferred income taxes	63.9	81.3	65.9
Long-term investments	78.6	27.3	157.1
Other	13.1	12.7	14.8

Total Other Assets	1,706.4	1,678.1	1,797.4

Total Assets	$2,556.0	$2,611.7	$2,583.7

Liabilities and Shareholders’ Equity
Current Liabilities
Trade account payables	$24.2	$26.5	$27.1
Income taxes payable	44.8	68.9	58.1
Deferred net revenue	12.8	15.2	11.0
Other accrued items	55.8	57.2	57.9

Total Liabilities	137.6	167.8	154.1

Total Shareholders’ Equity	2,418.4	2,443.9	2,429.6

Total Liabilities and Shareholders’ Equity	$2,556.0	$2,611.7	$2,583.7

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